                                                                      EXHIBIT 12

                        COAST HOTELS AND CASINOS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)

                                                                                                                   Nine-months
                                                                                                                      Ended
                                                                 Years Ended December 31,                          September 30,
                                                       ----------------------------------------------------  ----------------------
                                                         1995     1996(1)      1997(2)      1998      1999      1999       2000(3)
                                                       -------  ----------   ----------   --------   ------  ---------   ----------
Earnings:
   Income before income taxes and extraordinary item.. $14,226    $11,436      $(4,733)    $13,983   $31,628   $21,899     $31,919
   Add, fixed charges.................................   4,377     24,856       29,072      30,780    25,921    19,408      22,251
   Add, amortization of capitalized interest..........     --          18          218         218       218       164         164
   Subtract, interest capitalized.....................    (235)    (7,464)      (1,016)        (58)     (612)     (160)     (4,973)
                                                       --------   --------    ---------   ---------  --------  ---------  ---------
                                                        18,368     28,846       23,541      44,923    57,155    41,311      49,361
                                                       --------   --------    ---------   ---------  --------  ---------  ---------

Fixed charges:
   Interest expense...................................   3,651     14,772       25,376      27,265    21,891    16,788      14,411
   Interest capitalized...............................     235      7,464        1,016          58       612       160       4,973
   Amortization of debt financing costs...............     --       1,005        1,113       1,204       555       388         --
   Interest factor on rentals.........................     493      1,615        1,617       2,253     2,863     2,072       2,867
                                                       --------   --------    ---------   ---------  --------  ---------  ---------
                                                         4,377     24,856       29,072      30,780    25,921    19,408      22,251
                                                       --------   --------    ---------   ---------  --------  ---------  ---------

Ratio of earnings to fixed charges....................     4.2x       1.2x         --          1.5x      2.2x      2.1x        2.2x
                                                       ========   ========    =========   =========  ========  =========  =========

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(1) The Orleans opened in 1996.

(2) Earnings in 1997 were insufficient to cover fixed charges by $5,531. Accordingly, such ratio has not been presented.

(3) The Suncoast opened in September 2000.